Exhibit 99.1

XPO Logistics Appoints Kent Renner as

Senior Vice President–Chief Accounting Officer

BUCHANAN, Mich. — December 22, 2011 — XPO Logistics, Inc. (NYSE Amex: XPO) today announced that Kent Renner has been appointed senior vice president–chief accounting officer, effective January 5, 2012. He will be responsible for the company’s external financial reporting, accounting operations, financial systems and internal controls.

Mr. Renner was most recently global controller with GE Energy Services, Inc., a $16 billion revenue division of General Electric Company. Previously, he held positions as assistant corporate controller with The Home Depot, Inc., and senior manager with PricewaterhouseCoopers.

Mr. Renner holds a master’s degree in accounting from the University of North Carolina at Chapel Hill, and degrees in economics and business management from North Carolina State University. He is a certified public accountant.

About XPO Logistics, Inc.

Founded in 1989, XPO Logistics, Inc. is a non-asset-based, third-party logistics services provider that uses a network of relationships with ground, sea and air carriers to find the best transportation solutions for its customers. The company offers its services through three distinct business units: Express 1, Inc. (expedited transportation solutions); Concert Group Logistics, Inc. (domestic and international freight forwarding); and Bounce Logistics, Inc. (premium truckload brokerage). XPO Logistics serves more than 4,000 retail, commercial, manufacturing and industrial customers through six U.S. operations centers and 23 agent locations. www.xpocorporate.com

Investor Contact:

XPO Logistics, Inc.

Scott Malat, +1-203-413-4002

scott.malat@xpologistics.com

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, +1-212-333-3810